EverBank Financial Corp Announces Fourth Quarter and Full Year 2015 Financial Results

JACKSONVILLE, FL, January 27, 2016 - EverBank Financial Corp (NYSE: EVER) announced today its financial results for the fourth quarter and the year ended December 31, 2015.
"We are pleased with our fourth quarter performance, which was driven by continued loan and deposit growth, increased revenue, stable expenses and solid asset quality," said Robert M. Clements, chairman and chief executive officer. "Our 2016 strategic initiatives are designed to capitalize on our flexible business model, selectively grow our balance sheet in this dynamic and competitive environment and maintain our strong credit and risk profile."
GAAP net income available to common shareholders was $42.6 million for the fourth quarter 2015, compared to $27.1 million for the third quarter 2015 and $35.5 million for the fourth quarter 2014. GAAP diluted earnings per share were $0.34 for the fourth quarter 2015, compared to $0.21 in the third quarter 2015 and $0.28 in the fourth quarter 2014. Adjusted net income available to common shareholders was $42.9 million for the fourth quarter 2015, compared to $28.8 million for the third quarter 2015 and $37.6 million for the fourth quarter 2014.1 Adjusted diluted earnings per common share in the fourth quarter 2015 were $0.34 compared to $0.23 in the third quarter 2015 and $0.30 in the fourth quarter 2014.1
For the year ended 2015, GAAP net income available to common shareholders was $120.4 million, compared to $138.0 million for the year ended 2014. GAAP diluted earnings per share were $0.95 in 2015, compared to $1.10 in 2014. Adjusted net income available to common shareholders was $154.6 million in 2015, compared to $141.1 million in 20141. Adjusted diluted earnings per common share were $1.22 in 2015, compared to $1.13 in 20141.
"Commercial banking results were strong with record commercial loan originations of $1.2 billion in the fourth quarter and continued commercial deposit growth," said W. Blake Wilson, president and chief operating officer. "We remain focused on driving operational efficiency across our business in 2016 and expect to execute on optimization strategies while still investing in and enhancing our overall client experience."
Fourth Quarter and Full Year 2015 Key Highlights

•	Total assets of $26.6 billion at December 31, 2015, an increase of 5% compared to the prior quarter and 23% year over year.

•	Portfolio loans held for investment (HFI) of $22.2 billion at December 31, 2015, an increase of 6% compared to the prior quarter and 25% year over year.

•	Total originations of $3.3 billion in the quarter, flat compared to the prior quarter and up 8% year over year. Full year 2015 total originations of $13.1 billion, an increase of 19% year over year.

•	Total deposits of $18.2 billion at December 31, 2015, an increase of 4% compared to the prior quarter and 18% year over year.

•	Net interest margin of 2.90% for the quarter, flat compared to the prior quarter.

•	Adjusted return on average equity (ROE) was 10.1% for the quarter and 9.3% for the full year.[1] GAAP ROE was 10.0% for the quarter and 7.3% for the full year.

•	Tangible common equity per common share[1] of $13.36 at December 31, 2015, an increase of 7% year over year.

•	Adjusted non-performing assets to total assets[1] were 0.53% at December 31, 2015. Annualized net charge-offs to average total loans and leases held for investment were 0.07% for the quarter.

•	Consolidated common equity Tier 1 capital ratio of 9.9% and bank Tier 1 leverage ratio of 8.1% as of December 31, 2015.

•
Subsequent to quarter end, the Office of the Comptroller of the Currency announced that it had terminated EverBank’s 2011 consent order, as amended in 2013 and 2015, having determined that EverBank now complies with such order.

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Balance Sheet
Diversified Asset Growth
Total assets were $26.6 billion at December 31, 2015, an increase of $1.4 billion, or 5%, compared to the prior quarter and an increase of $5.0 billion, or 23%, year over year. The strong sequential increase was driven by a $1.4 billion, or 6%, increase in portfolio loans HFI to $22.2 billion, resulting from both consumer and commercial loan growth.
Loans HFI for the fourth quarter of 2015, as compared to the third quarter of 2015 and fourth quarter of 2014, were comprised of:

($ in millions)	Dec 31, 2015	Sep 30, 2015	Dec 31, 2014	% Change (Q/Q)	% Change (Y/Y)
Consumer Banking:
Residential loans	$7,502	$7,365	$6,325	2%	19%
Government insured pool buyouts	4,215	3,947	3,595	7%	17%
Total residential mortgages	11,717	11,312	9,920	4%	18%
Home equity & other	502	337	162	49%	210%
Total Consumer Banking	12,219	11,649	10,082	5%	21%

Commercial Banking:
Commercial real estate & other commercial	3,955	3,660	3,528	8%	12%
Mortgage warehouse finance	2,373	2,163	1,357	10%	75%
Lender finance	1,280	1,118	762	15%	68%
Commercial and commercial real estate	7,608	6,941	5,647	10%	35%
Equipment financing receivables	2,401	2,288	2,032	5%	18%
Total Commercial Banking	10,009	9,228	7,678	8%	30%

Total Loans HFI	$22,227	$20,877	$17,760	6%	25%

Total consumer banking loans HFI increased $570 million, or 5%, compared to the prior quarter and $2.1 billion, or 21%, year over year, to $12.2 billion driven by residential loan growth and continued government insured pool buyout acquisition opportunities. Compared to the third quarter 2015, residential loans increased $137 million, or 2%, to $7.5 billion, government insured pool buyouts increased $268 million, or 7%, to $4.2 billion and home equity and other loans increased $165 million, or 49%, to $502 million.
Total commercial banking loans and leases HFI increased $780 million, or 8%, compared to the prior quarter and $2.3 billion, or 30%, year over year to $10.0 billion, driven by the continued growth in our commercial banking businesses. Compared to the third quarter 2015, commercial real estate and other commercial loans increased $294 million, or 8%, to $4.0 billion, mortgage warehouse finance outstanding balances increased $210 million, or 10%, to $2.4 billion, lender finance increased $163 million, or 15%, to $1.3 billion and equipment financing receivables increased $113 million, or 5%, to $2.4 billion.
Loan Origination Activities
The following table presents total organic loan and lease origination information by product type:

($ in millions)	Dec 31, 2015	Sep 30, 2015	Dec 31, 2014	% Change (Q/Q)	% Change (Y/Y)
Consumer originations
Conventional loans	$1,007	$1,073	$994	(6)%	1%
Prime jumbo loans	1,074	1,219	1,184	(12)%	(9)%
	2,081	2,292	2,178	(9)%	(4)%
Commercial originations
Commercial & commercial real estate	769	649	484	19%	59%
Equipment financing receivables	420	345	358	22%	17%
	1,189	994	842	20%	41%
Total originations	$3,270	$3,287	$3,019	—%	8%

Total originations were $3.3 billion for the fourth quarter of 2015, unchanged compared to the prior quarter and an increase of 8% year over year. Retained originations were $2.2 billion for the fourth quarter 2015, an increase of 16% compared to the prior quarter and 28% year over year. For the full year 2015, total originations were $13.1 billion and retained originations were $7.6 billion, an increase of 19% and 26% year over year, respectively.
Commercial originations were $1.2 billion for the fourth quarter of 2015, an increase of 20% compared to the prior quarter driven by growth in lender finance and warehouse finance volumes, in addition to increased equipment finance originations. For the full year 2015, commercial originations were $3.6 billion, an increase of 40% year over year.
Consumer originations were $2.1 billion for the fourth quarter of 2015, a decrease of 9% compared to the prior quarter driven by seasonally lower conventional and jumbo volumes. For the full year 2015, consumer originations were $9.5 billion, an increase of 12% year over year.
Deposits
Total deposits were $18.2 billion at December 31, 2015, an increase of 4% compared to the prior quarter and 18% year over year. Commercial deposits were $4.2 billion, an increase of 3% compared to the prior quarter and 42% year over year, and represented 23% of total deposits at quarter end.
At December 31, 2015, as compared to the third quarter of 2015 and fourth quarter of 2014, our deposits were comprised of the following:

($ in millions)	Dec 31, 2015	Sep 30, 2015	Dec 31, 2014	% Change (Q/Q)	% Change (Y/Y)
Noninterest-bearing demand	$1,141	$1,390	$985	(18)%	16%
Interest-bearing demand	3,709	3,631	3,540	2%	5%
Savings and money market accounts, excluding market-based	6,339	5,734	5,136	11%	23%
Global market-based accounts	717	732	841	(2)%	(15)%
Time, excluding market-based	6,336	6,079	5,007	4%	27%
Total deposits	$18,242	$17,566	$15,509	4%	18%

Consumer deposits	$14,054	$13,519	$12,555	4%	12%
Commercial deposits	4,188	4,047	2,954	3%	42%
Total deposits	$18,242	$17,566	$15,509	4%	18%
Total other borrowings were $5.9 billion at December 31, 2015, an increase of 11% compared to the prior quarter.

Capital Strength
Total shareholders' equity was $1.9 billion at December 31, 2015, an increase of 2% quarter over quarter and 7% year over year. As of December 31, 2015, our consolidated common equity Tier 1 capital ratio was 9.9% and the bank’s Tier 1 leverage and total risk-based capital ratios were 8.1% and 12.4%, respectively. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines. Our estimate of the fully phased-in Basel III consolidated common equity Tier 1 capital ratio was between 9.50% and 9.75% at December 31, 2015.
Credit Quality
Our adjusted non-performing assets were 0.53% of total assets at December 31, 2015, compared to 0.55% for the prior quarter and 0.46% at December 31, 20141. Net charge-offs during the fourth quarter of 2015 were $4 million, a decrease of $1 million compared to the prior quarter and year over year. On an annualized basis, net charge-offs were 0.07% of total average loans and leases held for investment, compared to 0.11% for the prior quarter and 0.12% for the fourth quarter of 2014.
Income Statement Highlights
Revenue
Revenue was $233 million for the fourth quarter of 2015, an increase of $23 million, or 11%, from $210 million in the prior quarter. Excluding the change in valuation allowance on our mortgage servicing rights (MSR) in the third quarter of 2015, revenue would have increased $18 million, or 9%, compared to the prior quarter.
Net Interest Income
Net interest income was $175 million for the fourth quarter of 2015, an increase of $6 million, or 4%, compared to the prior quarter. Average interest-earning assets increased $845 million, or 4%, compared to the prior quarter driven by a $736 million, or 4%, increase in average loans and leases HFI and a $182 million, or 10%, increase in average loans HFS. Total average interest-bearing liabilities increased $721 million, or 3%, compared to the prior quarter.
Net interest margin was 2.90% for the fourth quarter of 2015, unchanged from the prior quarter, driven by a 0.05% increase in the interest-earning asset yield to 3.90%, offset by a 0.05% increase in the average cost of total interest-bearing liabilities to 1.08%.
Noninterest Income
Noninterest income for the fourth quarter of 2015 was $58 million, an increase of $17 million, or 40%, compared to the prior quarter driven by increased gain on sale of loans and higher levels of net loan servicing income. Gain on sale of loans increased $7 million, or 37%, compared to the prior quarter to $25 million driven by increased levels of jumbo mortgage loans and commercial loans and leases sold. Net loan servicing income increased $6 million, or 100%, compared to the prior quarter to $12 million driven by the change in valuation allowance on our MSR, which included a $4 million impairment in the third quarter, and a $2 million decrease in amortization of MSR. Excluding the impact of the valuation allowance in the third quarter, net loan servicing income increased $2 million, or 15%, compared to the prior quarter.
Noninterest Expense
Noninterest expense for the fourth quarter of 2015 was $153 million, an increase of $1 million, or 1%, compared to the prior quarter. Salaries, commissions and employee benefits were $90 million, an increase of $1 million, or 1%, compared to the prior quarter. Occupancy and equipment expense was $23 million and general and administrative expense was $40 million, both flat compared to the prior quarter.
EverBank's efficiency ratio in the fourth quarter of 2015 was 66%, compared to 72% in the prior quarter. Excluding the impact of MSR valuation allowance recovery or impairment, transaction and other non-recurring expenses, EverBank's adjusted efficiency ratio was 65% for the fourth quarter compared to 71% in the prior quarter.1

Income Tax Expense
Our effective tax rate was 35% for the fourth quarter of 2015, compared to 38% for the prior quarter and the fourth quarter of 2014.
Dividends
On January 21, 2016, the Company's Board of Directors declared a quarterly cash dividend of $0.06 per common share, payable on February 19, 2016, to stockholders of record as of February 10, 2016. Also on January 21, 2016, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on April 5, 2016, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of March 21, 2016.
Conference Call and Webcast
The Company will host a conference call at 8:30 a.m. Eastern Time on Wednesday, January 27, 2016 to discuss its fourth quarter and full year 2015 results. The dial-in number for the conference call is 1-855-209-8214 and the international dial-in number is 1-412-542-4103. A replay will be available following completion of the call and can be accessed by dialing 1-877-344-7529, or for international callers, 1-412-317-0088. The passcode for the replay is 10078396. The replay will be available through February 4, 2016. A live webcast of the conference call will also be available on the investor relations page of the Company's website at https://about.everbank/investors.
About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $26.6 billion in assets and $18.2 billion in deposits as of December 31, 2015. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at https://about.everbank/investors.

Investor Relations
Scott Verlander
904.623.8455
Scott.Verlander@EverBank.com

Media Contact
Michael Cosgrove
904.623.2029
Michael.Cosgrove@EverBank.com

Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; risks related to liquidity; our capital and liquidity requirements (including under regulatory capital standards, such as Basel III capital standards) and our ability to generate or raise capital; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher loan and lease charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing and foreclosure; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; limited ability to rely on brokered deposits as a part of our funding strategy; our ability to comply with the amended consent order and the terms and conditions of our settlement of the Independent Foreclosure Review; concentration of mass-affluent clients and jumbo mortgages; hedging strategies; the effectiveness of our derivatives to manage interest rate risk; delinquencies on our equipment leases and reductions in the resale value of leased equipment; increases in loan repurchase requests and our reserves for loan repurchases; changes in currency exchange rates or other political or economic changes in certain foreign countries; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; risks related to the approval and consummation of anticipated acquisitions and dispositions; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; and the inability of our banking subsidiary to pay dividends.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.

EverBank Financial Corp and Subsidiaries
Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	December 31, 2015	December 31, 2014
Assets
Cash and due from banks	$55,300	$49,436
Interest-bearing deposits in banks	527,151	317,228
Total cash and cash equivalents	582,451	366,664
Investment securities:
Available for sale, at fair value	555,019	776,311
Held to maturity (fair value of $105,448 and $118,230 as of December 31, 2015 and 2014, respectively)	103,746	115,084
Other investments	265,431	196,609
Total investment securities	924,196	1,088,004
Loans held for sale (includes $1,307,741 and $728,378 carried at fair value as of December 31, 2015 and 2014, respectively)	1,509,268	973,507
Loans and leases held for investment:
Loans and leases held for investment, net of unearned income	22,227,492	17,760,253
Allowance for loan and lease losses	(78,137)	(60,846)
Total loans and leases held for investment, net	22,149,355	17,699,407
Mortgage servicing rights (MSR), net	335,280	435,619
Premises and equipment, net	51,599	56,457
Other assets	1,048,877	998,130
Total Assets	$26,601,026	$21,617,788
Liabilities
Deposits:
Noninterest-bearing	$1,141,357	$984,703
Interest-bearing	17,100,685	14,523,994
Total deposits	18,242,042	15,508,697
Other borrowings	5,877,000	4,004,000
Trust preferred securities and subordinated notes payable	276,170	103,750
Accounts payable and accrued liabilities	337,493	253,747
Total Liabilities	24,732,705	19,870,194
Commitments and Contingencies
Shareholders’ Equity
Series A 6.75% Non-Cumulative Perpetual Preferred Stock, $0.01 par value (liquidation preference of $25,000 per share; 10,000,000 shares authorized and 6,000 issued and outstanding at December 31, 2015 and 2014)	150,000	150,000
Common Stock, $0.01 par value (500,000,000 shares authorized at December 31, 2015 and 2014; 125,020,843 and 123,679,049 issued and outstanding at December 31, 2015 and 2014, respectively)	1,250	1,237
Additional paid-in capital	874,806	851,158
Retained earnings	906,278	810,796
Accumulated other comprehensive income (loss) (AOCI), net of benefit for income taxes of $39,893 and $40,211 at December 31, 2015 and 2014, respectively	(64,013)	(65,597)
Total Shareholders’ Equity	1,868,321	1,747,594
Total Liabilities and Shareholders’ Equity	$26,601,026	$21,617,788

EverBank Financial Corp and Subsidiaries
Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Interest Income
Interest and fees on loans and leases	$226,567	$184,880	$847,644	$694,588
Interest and dividends on investment securities	7,807	9,336	30,796	38,612
Other interest income	258	179	803	567
Total Interest Income	234,632	194,395	879,243	733,767
Interest Expense
Deposits	35,495	29,108	127,399	101,912
Other borrowings	24,097	17,851	83,501	67,048
Total Interest Expense	59,592	46,959	210,900	168,960
Net Interest Income	175,040	147,436	668,343	564,807
Provision for Loan and Lease Losses	10,124	8,604	38,187	24,533
Net Interest Income after Provision for Loan and Lease Losses	164,916	138,832	630,156	540,274
Noninterest Income
Loan servicing fee income	26,905	35,529	117,763	158,463
Amortization of mortgage servicing rights	(15,085)	(20,064)	(71,150)	(79,234)
Recovery (impairment) of mortgage servicing rights	89	—	(31,986)	8,012
Net loan servicing income	11,909	15,465	14,627	87,241
Gain on sale of loans	24,679	34,170	125,927	163,644
Loan production revenue	5,131	5,243	22,574	20,952
Deposit fee income	3,069	3,087	14,015	14,783
Other lease income	4,840	4,376	14,716	16,997
Other	8,222	12,832	23,521	33,622
Total Noninterest Income	57,850	75,173	215,380	337,239
Noninterest Expense
Salaries, commissions and other employee benefits expense	90,456	86,736	367,580	370,470
Equipment expense	15,363	16,716	62,242	69,332
Occupancy expense	7,313	7,481	27,004	30,647
General and administrative expense	39,729	41,724	181,551	168,493
Total Noninterest Expense	152,861	152,657	638,377	638,942
Income before Provision for Income Taxes	69,905	61,348	207,159	238,571
Provision for Income Taxes	24,759	23,327	76,633	90,489
Net Income	$45,146	$38,021	$130,526	$148,082
Less: Net Income Allocated to Preferred Stock	(2,531)	(2,531)	(10,125)	(10,125)
Net Income Allocated to Common Shareholders	$42,615	$35,490	$120,401	$137,957
Basic Earnings Per Common Share	$0.34	$0.29	$0.97	$1.12
Diluted Earnings Per Common Share	$0.34	$0.28	$0.95	$1.10
Dividends Declared Per Common Share	$0.06	$0.04	$0.20	$0.14

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Efficiency Ratio, Adjusted Return on Equity, Tangible Shareholders’ Equity, Tangible Common Shareholders' Equity, Tangible Common Equity Per Common Share, Tangible Assets and Adjusted Non-Performing Asset Ratio are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures provide meaningful additional information about the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition, the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

Adjusted Net Income
	Three Months Ended
(dollars in thousands, except per share data)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Net income	$45,146	$29,583	$41,567	$14,230	$38,021
Transaction expense and non-recurring regulatory related expense, net of tax	(1,849)	(784)	3,745	1,498	2,502
Increase (decrease) in Bank of Florida non-accretable discount, net of tax	—	(51)	159	(967)	(205)
MSR impairment (recovery), net of tax	(55)	2,758	(9,751)	26,879	—
Restructuring cost, net of tax	2,219	(222)	10,667	—	(164)
Adjusted net income	$45,461	$31,284	$46,387	$41,640	$40,154
Adjusted net income allocated to preferred stock	2,531	2,532	2,531	2,531	2,531
Adjusted net income allocated to common shareholders	$42,930	$28,752	$43,856	$39,109	$37,623
Adjusted net earnings per common share, basic	$0.34	$0.23	$0.35	$0.32	$0.31
Adjusted net earnings per common share, diluted	$0.34	$0.23	$0.35	$0.31	$0.30
Weighted average common shares outstanding:
(units in thousands)
Basic	124,983	124,823	124,348	123,939	123,278
Diluted	126,980	127,099	126,523	126,037	125,646

Adjusted Efficiency Ratio
	Three Months Ended
(dollars in thousands)	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
Net interest income	$175,040	$168,840	$169,025	$155,438	$147,436
Noninterest income	57,850	41,195	83,814	32,521	75,173
Total revenue	232,890	210,035	252,839	187,959	222,609
Adjustment items (pre-tax):
MSR impairment (recovery)	(89)	4,450	(15,727)	43,352	—
Restructuring cost	160	—	96	—	(465)
Adjusted total revenue	$232,961	$214,485	$237,208	$231,311	$222,144

Noninterest expense	$152,861	$151,506	$177,968	$156,042	$152,657
Adjustment items (pre-tax):
Transaction expense and non-recurring regulatory related expense	2,981	1,264	(6,041)	(2,417)	(4,035)
Restructuring cost	(3,419)	360	(17,108)	—	(200)
Adjusted noninterest expense	$152,423	$153,130	$154,819	$153,625	$148,422

GAAP efficiency ratio	66%	72%	70%	83%	69%
Adjusted efficiency ratio	65%	71%	65%	66%	67%

EverBank Financial Corp and Subsidiaries

Regulatory Capital(1) (bank level)
(dollars in thousands)			December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Shareholders’ equity			$2,050,456	$2,002,848	$2,000,597	$1,793,270	$1,789,398
Less:	Goodwill and other intangibles		(47,143)	(47,198)	(47,253)	(47,442)	(49,589)
	Disallowed servicing asset		(17,719)	(26,699)	(31,625)	(46,302)	(32,054)
	Disallowed deferred tax asset		—	—	—	(659)	—
Add:	Accumulated losses on securities and cash flow hedges		62,887	71,202	47,179	68,225	64,002
Tier 1 capital		(A)	2,048,481	2,000,153	1,968,898	1,767,092	1,771,757
Add:	Allowance for loan and lease losses		78,789	72,653	67,196	62,846	60,846
Total regulatory capital		(B)	$2,127,270	$2,072,806	$2,036,094	$1,829,938	$1,832,603

Adjusted total assets		(C)	$25,281,658	$24,428,171	$23,000,873	$21,732,119	$21,592,849
Risk-weighted assets		(D)	17,133,084	16,336,138	15,464,920	14,822,821	13,658,685

Tier 1 leverage ratio		(A)/(C)	8.1%	8.2%	8.6%	8.1%	8.2%
Tier 1 risk-based capital ratio		(A)/(D)	12.0%	12.2%	12.7%	11.9%	13.0%
Total risk-based capital ratio		(B)/(D)	12.4%	12.7%	13.2%	12.3%	13.4%

(1) Calculated under Basel III for periods beginning March 31, 2015. Calculated under Basel I for periods through December 31, 2014.

Regulatory Capital(1) (EFC consolidated)
(dollars in thousands)			Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
Shareholders’ equity			$1,868,321	$1,822,869	$1,819,821	$1,757,812	$1,747,594
Less:	Preferred stock		(150,000)	(150,000)	(150,000)	(150,000)	(150,000)
	Goodwill and other intangibles		(47,143)	(47,198)	(47,253)	(47,310)	(49,589)
	Disallowed servicing asset		(30,959)	(39,838)	(44,798)	(53,648)	(32,054)
	Disallowed deferred tax asset		—	—	—	(634)	—
Add:	Accumulated losses on securities and cash flow hedges		64,013	72,716	48,659	69,893	65,597
Common tier 1 capital		(E)	1,704,232	1,658,549	1,626,429	1,576,113	1,581,548
Add:	Preferred stock		150,000	150,000	150,000	150,000	150,000
Add:	Additional tier 1 capital (trust preferred securities)		103,750	103,750	103,750	103,750	103,750
Tier 1 capital		(F)	1,957,982	1,912,299	1,880,179	1,829,863	1,835,298
Add:	Subordinated notes payable		172,420	172,353	172,702	—	—
Add:	Allowance for loan and lease losses		78,789	72,653	67,196	62,846	60,846
Total regulatory capital		(G)	$2,209,191	$2,157,305	$2,120,077	$1,892,709	$1,896,144

Adjusted total assets		(H)	$25,286,802	$24,429,012	$22,997,941	$21,738,727	$21,601,742
Risk-weighted assets		(I)	17,131,756	16,327,166	15,454,736	14,819,123	13,665,981

Common equity tier 1 ratio		(E)/(I)	9.9%	10.2%	10.5%	10.6%	11.6%
Tier 1 leverage ratio		(F)/(H)	7.7%	7.8%	8.2%	8.4%	8.5%
Tier 1 risk-based capital ratio		(F)/(I)	11.4%	11.7%	12.2%	12.3%	13.4%
Total risk-based capital ratio		(G)/(I)	12.9%	13.2%	13.7%	12.8%	13.9%

(1) Calculated under Basel III for periods beginning March 31, 2015. Calculated under Basel I for periods through December 31, 2014.

EverBank Financial Corp and Subsidiaries

Tangible Equity, Tangible Common Equity, Tangible Common Equity Per Common Share and Tangible Assets
(dollars in thousands except share and per share amounts)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Shareholders’ equity	$1,868,321	$1,822,869	$1,819,821	$1,757,812	$1,747,594
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	1,772	2,124	2,651	3,178	3,705
Tangible equity	1,819,690	1,773,886	1,770,311	1,707,775	1,697,030
Less:
Perpetual preferred stock	150,000	150,000	150,000	150,000	150,000
Tangible common equity	$1,669,690	$1,623,886	$1,620,311	$1,557,775	$1,547,030

Common shares outstanding at period end	125,020,843	124,954,523	124,611,940	124,133,375	123,679,049
Book value per common share	$13.74	$13.39	$13.40	$12.95	$12.92
Tangible common equity per common share	13.36	13.00	13.00	12.55	12.51

Total assets	$26,601,026	$25,214,743	$24,120,491	$23,347,219	$21,617,788
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	1,772	2,124	2,651	3,178	3,705
Tangible assets	$26,552,395	$25,165,760	$24,070,981	$23,297,182	$21,567,224

Non-Performing Assets(1)
(dollars in thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Non-accrual loans and leases:
Consumer Banking:
Residential mortgages	$32,218	$27,322	$26,500	$24,840	$24,576
Home equity lines	3,286	4,186	2,169	2,191	2,363
Other consumer and credit card	53	5	—	29	38
Commercial Banking:
Commercial and commercial real estate	71,913	78,801	48,082	37,025	41,140
Equipment financing receivables	17,407	13,661	12,417	10,775	8,866
Total non-accrual loans and leases	124,877	123,975	89,168	74,860	76,983
Accruing loans 90 days or more past due	—	—	—	—	—
Total non-performing loans (NPL)	124,877	123,975	89,168	74,860	76,983
Other real estate owned (OREO)	17,253	15,491	16,826	17,588	22,509
Total non-performing assets (NPA)	142,130	139,466	105,994	92,448	99,492
Troubled debt restructurings (TDR) less than 90 days past due	16,425	16,558	14,693	15,251	13,634
Total NPA and TDR(1)	$158,555	$156,024	$120,687	$107,699	$113,126

Total NPA and TDR	$158,555	$156,024	$120,687	$107,699	$113,126
Government insured 90 days or more past due still accruing	3,199,978	2,814,506	2,901,184	2,662,619	2,646,415
Loans accounted for under ASC 310-30:
90 days or more past due	5,148	4,871	4,571	5,165	8,448
Total regulatory NPA and TDR	$3,363,681	$2,975,401	$3,026,442	$2,775,483	$2,767,989
Adjusted credit quality ratios excluding government insured loans and loans accounted for under ASC 310-30: (1)
NPL to total loans	0.53%	0.56%	0.42%	0.37%	0.41%
NPA to total assets	0.53%	0.55%	0.44%	0.40%	0.46%
NPA and TDR to total assets	0.60%	0.62%	0.50%	0.46%	0.52%
Credit quality ratios including government insured loans and loans accounted for under ASC 310-30:
NPL to total loans	14.08%	13.21%	14.14%	13.49%	14.63%
NPA to total assets	12.58%	11.73%	12.49%	11.82%	12.74%
NPA and TDR to total assets	12.64%	11.80%	12.55%	11.89%	12.80%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans and foreclosed property.